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                                                                                                          EXHIBIT 12.1


                                                          FIRSTENERGY CORP.

                                           CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES



                                                                                        Year Ended December 31,
                                                                ----------------------------------------------------------------
                                                                  1997         1998          1999          2000         2001
                                                                  ----         ----          ----          ----         ----
                                                                                         (Dollars   in Thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
   Income before extraordinary items and cumulative effect
     of accounting changes..................................... $318,166    $  441,396    $  568,299    $  598,970    $  654,946
   Interest and other charges, before reduction for
     amounts capitalized......................................   299,606       608,618       585,648       556,194       591,192
   Provision for income taxes.................................   207,985       321,699       394,827       376,802       474,457
   Interest element of rentals charged to income (a)..........   142,363       283,869       279,519       271,471       258,561
                                                                --------    ----------    ----------    ----------    ----------
     Earnings as defined......................................  $968,120    $1,655,582    $1,828,293    $1,803,437    $1,979,156
                                                                ========    ==========    ==========    ==========    ==========

FIXED CHARGES AS DEFINED IN REGULATION S-K:
   Interest expense...........................................  $284,180    $  542,819    $  509,169    $  493,473    $  519,131
   Subsidiaries' preferred stock dividend requirements........    15,426        65,299        76,479        62,721        72,061
   Adjustments to subsidiaries' preferred stock dividends
     to state on a pre-income tax basis.......................     2,918        43,370        44,829        32,098        43,931
   Interest element of rentals charged to income (a)..........   142,363       283,869       279,519       271,471       258,561
                                                                --------    ----------    ----------    ----------    ----------
     Fixed charges as defined.................................  $444,887    $  935,357    $  909,996    $  859,763    $  893,684
                                                                ========    ==========    ==========    ==========    ==========

CONSOLIDATED RATIO OF EARNINGS TO FIXED
   CHARGES (b)................................................      2.18          1.77          2.01          2.10          2.21
                                                                    ====          ====          ====          ====          ====



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(a) Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.
(b) These ratios exclude fixed charges applicable to the guarantee of the debt of a coal supplier aggregating
    $3,828,000 and $2,209,000 for each of the two years ended December 31, 1998, respectively. The guarantee and related coal supply contract debt expired December 31, 1999.

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